DRAFT




   FOR IMMEDIATE RELEASE
   October 12, 2005


      Great Pee Dee Bancorp, Inc., Announces the Retirement of President and CEO

Cheraw, SC-October 12, 2005-Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ: PEDE) announced his retirement effective December 31, 2005 at the Great Pee Dee Bancorp, Inc., annual Meeting held on October 12, 2005.

Herbert W. Watts has served as the President and Chief Executive Officer of the Company since its formation in 1997, and has been employed by the Bank in various capacities since 1973. Mr. Watts was President and Chief Executive Officer of the Bank from 1981 until January 2003. He will continue serving the company and the bank as a board member.

Great Pee Dee Bancorp, Inc., has as its sole subsidiary, Sentry Bank & Trust, a $206 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE".

   Herbert W. Watts
   President